UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM	8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 14, 2026
PILGRIM'S PRIDE CORPORATION
(Exact Name of registrant as specified in its charter)

Delaware		1-9273	75-1285071
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle		80634-9038
Greeley	CO	(Zip Code)
(Address of principal executive offices)
Registrant's telephone number, including area code: (970) 506-8000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, Par Value $0.01	PPC	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On August 14, 2026, Pilgrim’s Pride Corporation (“Company”), through its subsidiary Onix Investments UK Limited, entered into a Share Purchase Agreement (the “Agreement”) with Walker’s Deli & Sausage Company (“Walker’s”) from Samworth Brothers Limited (“Seller”), pursuant to which the Company will acquire the entire issued share capital of Walker’s from Seller. Walkers specializes in the manufacturing of premium sausages, cooked meats, bacon, snacking products, and pâté. The Company is also currently a supplier of some of Walkers’ raw pork.
Under the terms of the Agreement, the total consideration is approximately £141.5 million, on a debt-free, cash-free basis, subject to certain routine closing adjustments. The consideration will be paid fully in cash on completion (the “Closing”), when Walkers will become a wholly-owned subsidiary of the Company. The Agreement contains warranties and covenants of the Seller and the Company customary for a transaction of this type. The Agreement also contains certain indemnities given by the Seller for the purposes of allocating contractual risk and certain specified pensions, employment, tax, and other general matters relating to Walker’s. Subject to certain limitations and conditions set forth in the Agreement, the Seller and the Company will be responsible to each other from and after Closing for, among other things, certain breaches or inaccuracies of the warranties, covenants, and indemnities contained in the Agreement.
Closing is anticipated to occur in September 2026, subject to customary closing conditions, including approval by the U.K. Competition and Markets Authority (CMA) and completion of employee consultation obligations under applicable U.K. law. The Closing is not subject to a financing condition. The Agreement contains certain customary termination rights, including regulatory, financial, and operational triggers.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which the Company will file as an exhibit to its upcoming Quarterly Report on Form 10-Q for the period ending September 27, 2026. The representations, warranties, and covenants contained in the Agreement were made solely for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors, and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Investors should not rely on the representations, warranties, and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company.
Item 7.01 Regulation FD Disclosure.
On August 17, 2026, the Company issued a press release announcing the signing of the Agreement, attached hereto as Exhibit 99.1 and incorporated herein by reference. The information furnished in Item 7.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company dated August 17, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

Date:	August 17, 2026	/s/ Matthew Galvanoni
Matthew Galvanoni
Chief Financial Officer and Chief Accounting Officer